GERALD L. FLANAGAN
                              4915 EAST THOMAS #120
                             PHOENIX, ARIZONA 85018
                                  602 840 3949


Board of Directors
Accord Advanced Technologies, Inc.
5002 South Ash
Tempe, AZ 85282

     Re: Resignation


Gentlemen,

     Please be advised that I hereby resign as a Director of Accord Advanced Technologies, Inc. I am resigning for personal reasons and this resignation shall become effective as of the date of acceptance by the remaining members of the Board.

                                   Sincerely,

                                   /s/ Gerald L. Flanagan
                                   -----------------------------
                                   Gerald L. Flanagan